EXHIBIT 99.1

SIRNA THERAPEUTICS REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

San Francisco, CA- November 3, 2005 - Sirna Therapeutics, Inc. (Nasdaq: RNAI) today reported financial results for the third quarter ended September 30, 2005.

For the quarter ended September 30, 2005, Sirna reported a net loss applicable to common stock of $4.2 million, or $0.08 per share, compared to a net loss applicable to common stock of $7.8 million, or $0.21 per share, for the same period in 2004. Sirna ended the third quarter with $44.7 million in cash and marketable securities.

Revenues for the third quarter of 2005 were $1.9 million, up from $84,000 for the same quarter in 2004. The increase is due to a $1.8 million success milestone payment received in July 2005, as part of Sirna’s oncology collaboration with Eli Lilly and Company. Subsequent to the third quarter, in October, the Company received a $5 million upfront payment from Allergan, Inc., to initiate a strategic alliance in ocular diseases.

Operating expenses decreased to $6.3 million for the third quarter of 2005 compared to $7.9 million for the third quarter of 2004. The decrease is primarily due to lower operating costs and lower license fees as compared to the third quarter of 2004.

In July and August, Sirna closed a $28 million private placement issuing 17,506,250 shares of common stock and 6,302,246 warrant shares of common stock. Sirna expects that, together with existing cash balances, the financing provides the Company in excess of two years operating cash. These funds should enable the company to continue advancing its hepatitis and dermatology compounds with the goal of filing Investigational New Drug applications with the FDA for both programs in 2006.

“The third quarter saw advancements for Sirna in its research programs, intellectual property estate and business development activities,” stated Howard W. Robin, Sirna’s President and CEO. “During the quarter, we published groundbreaking research on the systemic delivery and efficacy of our viral hepatitis compound in Nature Biotechnology. Additionally, our patent estate continues to grow with the issuance of five new patents. Of significant importance, we received a success milestone payment under our oncology collaboration with Eli Lilly and entered into a strategic alliance with Allergan for the continued development of Sirna-027 and the discovery and development of other ocular short interfering RNA (siRNA) compounds. These events, together with our PIPE financing in July, position us to rapidly advance our programs through the clinic and build key capabilities which will enable Sirna to become a fully integrated biotechnology company.”

Third quarter highlights include:

•
The announcement of a strategic alliance with Allergan to continue development of Sirna-027 for AMD and to discover and develop other novel RNAi-based therapeutics against select gene targets in ocular conditions and diseases. Sirna received an initial payment of $5 million in October 2005 and is potentially eligible for $245 million in development milestones as well as research funding, royalties, and contract manufacturing revenues. Allergan will assume all clinical development and commercialization expenses under the alliance.

•
The expansion of Sirna’s leading intellectual property estate with the issuance in the UK of a patent broadly covering any siRNA molecule which targets conserved sequences within a virus or a gene as well as broad target patents covering chemically modified siRNAs targeting Vascular Endothelial Growth Factor (VEGF), Hepatitis C Virus (HCV), and beta secretase (BACE) (implicated in Alzheimer’s disease). In Australia, Sirna was issued a broad target patent covering Huntington’s disease.

•	The appointment of Dennis Langer, MD, JD, to the Sirna Board of Directors bringing additional strategic, commercial, scientific and operational expertise to the Company.

•
The publication of groundbreaking research in Nature Biotechnology demonstrating the systemic efficacy of an siRNA at therapeutically relevant doses. The study demonstrated that Sirna’s chemically optimized siRNAs elicited a 95 percent reduction of hepatitis B virus in an established in vivo model.

•	The achievement of a success milestone in Sirna’s oncology collaboration with Eli Lilly and Company resulting in a cash payment of $1.8 million.

•	The private placement of shares of Sirna Common Stock and warrants for aggregate gross proceeds of $28 million.

Howard W. Robin and the Sirna senior management team will discuss progress to date in Sirna’s clinical and preclinical programs as well as discuss its third quarter financial results during a conference call on Thursday, November, 3rd at 8:30 a.m. EST (6:30 a.m. MST and 5:30 a.m. PST).

A live audio webcast of the call will be available at the company's corporate web site at www.sirna.com. Participants are urged to log on to the web site 15 minutes prior to the scheduled start time to download and install any necessary audio software. To access the live telephonic broadcast, domestic callers should dial (800) 289-0572; international callers may dial (913) 981-5543.

An audio webcast replay will be available on Sirna's web site, www.sirna.com, for 60 days. Additionally, a telephonic replay of the call will be maintained through midnight, Thursday, November 17, 2005. To access the replay, please dial (888) 203-1112 from the U.S. or (719) 457-0820 when calling internationally, using confirmation code 9542519.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis B and C, dermatology, asthma, Huntington's disease, diabetes and oncology. Sirna Therapeutics has presented interim Phase 1 clinical trial data for its most advanced compound, Sirna-027, a chemically optimized siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. Sirna-027, which has been partnered with Allergan, Inc., has been shown to be safe and well tolerated with a trend toward visual acuity improvement and demonstrated biological activity. Sirna has a leading intellectual property portfolio in RNAi with 45 issued patents and over 250 pending applications worldwide. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com/.

Statements in this press release which are not strictly historical are "forward-looking" statements that should be considered as subject to many risks and uncertainties. For example, most drug candidates do not become approved drugs. Additionally, the issuance to Sirna of a patent in one country does not mean that similar patents will be issued elsewhere. Other risks and uncertainties include Sirna's early stage of development and short operating history, Sirna's history and expectation of losses and need to raise capital, Sirna's need to obtain clinical validation and regulatory approval for products, Sirna's need to obtain and protect intellectual property, risk of third-party patent infringement claims, Sirna's need to attract and retain qualified personnel, Sirna's need to engage collaborators, availability of materials for product manufacturing, the highly competitive nature of the pharmaceutical market, the limited trading volume and history of volatility of Sirna's common stock, Sirna's concentration of stock ownership, and risks from relocating Sirna headquarters. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
Rebecca Galler Robison, Senior Director, Corporate Strategy
Sirna Therapeutics, Inc., +1-303-449-6500
Zack Kubow of The Ruth Group, +1-646-536-7020

SIRNA THERAPEUTICS, INC.
CONDENSED BALANCE SHEET
(in thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)
Assets
Cash, cash equivalents and
securities available-for-sale	$44,723	$36,083
Accounts receivable	5,051	66
Property, plant and equipment, net	2,011	2,507
Other assets, net	2,509	2,901
Total assets	$54,294	$41,557

Liabilities and stockholders' equity
Current liabilities	$5,456	$6,855
Deferred revenue	3,333	—
Long-term liabilities	275	375
Stockholders' equity	45,230	34,327
Total liabilities & stockholders' equity	$54,294	$41,557

SIRNA THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenue
Contract revenues	$1,853	$68	$1,947	$141
Contract revenues-manufacturing	(2)	16	1,940	714
Total revenues	1,851	84	3,887	855

Expenses
Cost of goods sold	5	—	1,663	663
Research and development	4,618	6,101	15,502	15,224
General and administrative	1,682	1,813	5,402	5,054
Total expenses	6,305	7,914	22,567	20,941

Operating loss	(4,454)	(7,830)	(18,680)	(20,086)

Other income (expense)
Interest income, expense and other expense	272	50	538	87

Net loss	$(4,182)	$(7,780)	$(18,142)	$(19,999)

Net loss per share (basic and diluted)	$(0.08)	$(0.21)	$(0.39)	$(0.57)

Shares used in computing
net loss per share	54,795	37,630	46,024	34,985